UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549


                                    FORM 8-K





                                 CURRENT REPORT




                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934



     Date of Report (Date of earliest event reported):  September 26, 1995



                          TESORO PETROLEUM CORPORATION
             (Exact Name of Registrant as Specified in Its Charter)



           Delaware                   1-3473             95-0862768
 (State or Other Jurisdiction of   (Commission        (I.R.S. Employer
Incorporation or Organization)     File Number)       Identification No.)



                               8700 Tesoro Drive
                           San Antonio, Texas  78217
                    (Address of Principal Executive Offices)
                                   (Zip Code)



                                  210-828-8484
              (Registrant's Telephone Number, Including Area Code)



                          TESORO PETROLEUM CORPORATION
                                    FORM 8-K

Item 2.  Acquisition or Disposition of Assets

         On September 26, 1995, Tesoro E&P Company, L.P. ("Tesoro"), by and through its general partner, Tesoro Exploration and Production Company (a wholly-owned subsidiary of the Registrant), sold, effective April 1, 1995, certain interests ("Specific Assets") in Tesoro's U.S. onshore producing and non-producing oil and gas properties located in the Bob West Field, Zapata and Starr Counties, Texas, to Coastal Oil & Gas of Texas, L.P. ("Coastal"), an affiliate of The Coastal Corporation. The Specific Assets include Tesoro's approximate 55% net revenue interest and 70% working interest in Units C, D and E and a convertible override in Unit F of the Bob West Field. These units do not include acreage related to Tesoro Exploration and Production Company's natural gas sales contract with Tennessee Gas Pipeline Company, which, as previously reported, is the subject of current litigation. Also excluded from the sale are Tesoro's interests in the State Park and Sanchez-O'Brien leases and the Ramirez USA E-6 well within the field. In total, the sale includes interests in 14 producing wells, which averaged net natural gas production of 43 million cubic feet per day during the quarter ended June 30, 1995. Under the sales agreement, Tesoro retains a processing agreement and an affilate of Tesoro retains a transportation agreement which provide fees to Tesoro and affiliate for production from the units sold. Also, under the sales agreement, Coastal agreed to accept and purchase the Specific Assets subject to and encumbered by its share of potential liability, if any, attributable to the Specific Assets in connection with a previously reported lawsuit which was filed in the U.S. District Court for the Southern District of Texas, McAllen Division, by the Heirs of H.P. Guerra, Deceased, against the United States and Tesoro and other working and overriding royalty interest owners to recover the oil and gas mineral estate under 2,706.34 acres situated in Starr County, Texas.

         Consideration for the sale, determined through a competitive bidding process, was $74 million, which was adjusted on a preliminary basis for production, capital expenditures and certain other items between the effective date and the closing date to approximately $68 million in cash received at closing. The Registrant previously announced that it expected to record an after-tax gain of approximately $40 million in the 1995 third quarter for the sale of the Specific Assets; however, the after-tax gain remains subject to adjustments including the final determination of a reduction in the carrying value of reserves retained which may significantly reduce the after-tax gain. The consideration received by Tesoro, which is subject to final post-closing adjustments, is expected to be used to reduce a portion of the Registrant's long-term debt and obligations, subject to approval by the Registrant's lenders, and improve corporate liquidity.

         As a result of the sale, certain operating agreements in the Bob West Field with an affiliate of Coastal, Coastal Oil & Gas Corporation, were modified so as to terminate Tesoro's right to act as geological operator thereunder. Coastal Oil & Gas Corporation continues to act as operator for Tesoro's interests in Units A and B and the State Park Unit of the Bob West Field. From time to time, Tesoro enters into price swaps with Coastal Gas Marketing Company, another affiliate of Coastal, to

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         hedge risks associated with  fluctuations  in  natural gas prices.  The disposition of the Specific Assets does not impact Tesoro's existing price swaps.

Item 7.  Financial Statements and Exhibits

         (b)  Pro Forma Financial Information

              Under the provisions of Article 11 of Regulation S-X, the Registrant's disposition of assets described in Item 2 above did not meet the significance test and no pro forma financial information is being provided with this filing.

         (c)  Exhibits

              2 Copy of the Purchase and Sale Agreement by and between Tesoro E&P Company, L.P., as Seller, and Coastal Oil & Gas of Texas, L.P., as Purchaser.

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                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                   TESORO PETROLEUM CORPORATION
                                             Registrant






Date:  October 11, 1995                  /s/  William T. Van Kleef
                                              William T. Van Kleef
                                           Senior Vice President and
                                            Chief Financial Officer

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